QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

Tel-Aviv, May 11, 2004
Ref: K-59-53

Camtek Ltd.
Ramat Gavriel Industrial Zone P.O. Box 544
Migdal Haemek 23150
Israel

Ladies and Gentlemen:

We refer to the registration statement and amendments thereto on Form F-1, registration no. 333-113208 (the "Registration Statement"), originally filed on March 2, 2004 by Camtek Ltd. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the sale of up to 5,750,000 Ordinary Shares (including exercise in full by the underwriters of their over-allotment option) by the Company and 4,025,000 Ordinary Shares (including exercise in full by the underwriters of their over-allotment option) by Priortech Ltd. ("Priortech"), nominal value NIS 0.01 per share, of the Company (the "Shares") to the Underwriters, as described in the Registration Statement, for resale to the public.

As special Israeli counsel to the Company, we have examined in connection with this opinion the Company's Articles, as amended, and such other corporate records and documents as we deemed necessary as a basis for this opinion. In our examination, we have assumed, without having conducted any independent investigation or verification, the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and that the documents we examined are in full forrce and effect and have not been amended or otherwise modified.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that: (a) the Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable; and (b) the Shares to be sold by Priortech, as contemplated by the Prospectus included in the Registration Statement, will, when sold in the manner contemplated by the Underwriting Agreement, be duly and validly authorized, legally and validly issued, fully paid and non-assessable. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

Very truly yours,

/s/ LIOR AVIRAM

Shiboleth, Yisraeli, Roberts, Zisman & Co., Adv.

QuickLinks

  Exhibit 5.1